CONTACT:	W. Gray Hudkins President and Chief Executive Officer (212) 687-3260, ext. 206 ghudkins@pcgrpinc.com

FOR IMMEDIATE RELEASE

PC GROUP, INC. REPORTS  THIRD QUARTER 2010 OPERATING RESULTS

New York, New York – November 3, 2010 – PC Group, Inc. (OTCQB: PCGR, “PC Group” or the “Company”) reported that net sales for the nine months ended September 30, 2010 were approximately $34.2 million, compared to approximately $31.9 million for the nine months ended September 30, 2009, an increase of approximately $2.3 million or 7.2%.  Silipos’s net sales for the nine months ended September 30, 2010 were approximately $9.9 million, an increase of approximately $1.6 million, or 19.3%, as compared to net sales of approximately $8.3 million for the nine months ended September 30, 2009.  Approximately $805,000 of this increase is attributable to one large order received from a new customer, and the remainder is primarily due to an increase in the volume of orders from existing customers.  Twincraft’s net sales for the nine months ended September 30, 2010 were approximately $24.3 million, an increase of approximately $698,000 or 3.0%, as compared to net sales of approximately $23.6 million for the nine months ended September 30, 2009.   This increase is due primarily to increases in sales to customers in the health and beauty aides (“HBA”) market.

Consolidated gross profit increased approximately $647,000, or 6.9%, to approximately $10.0 million for the nine months ended September 30, 2010, compared to approximately $9.3 million in the nine months ended September 30, 2009.  Consolidated gross profit as a percentage of net sales for the nine months ended September 30, 2010 was 29.1%, compared to 29.2% for the nine months ended September 30, 2009.  Increases in net sales coupled with a change in the sales mix at Twincraft contributed to the increase in consolidated gross profit.  These were offset by a change in the sales mix at Silipos.  A greater proportion of Silipos’ net sales were in the personal care market during the nine months ended September 30, 2010, which have a lower gross profit percentage than the Silipos medical products.

Loss from continuing operations before income taxes was approximately $2.15 million for the nine months ended September 30, 2010, as compared to a loss before income taxes from continuing operations of approximately $2.18 million in the nine months ended September 30, 2009.  The principal reason for the improvement in 2010 operating results is an increase in gross profit of approximately $647,000, offset by increases in selling expenses of approximately $491,000 and increases in general and administrative expenses of approximately $160,000 for the nine months ended September 30, 2010 as compared to the nine months ended September 30, 2009.

For the nine months ended September 30, 2010, earnings before interest, income taxes, depreciation, and amortization (“EBITDA”) was approximately $1.5 million as compared to EBITDA for the nine months ended September 30, 2009 of approximately $1.6 million, a decrease of approximately $155,000.  Please see the schedule accompanying this release for a reconciliation of non-GAAP EBITDA to the comparable GAAP measure.

The Company reported a loss from continuing operations for the nine months ended September 30, 2010 of approximately $2.15 million on net sales of approximately $34.2 million.  For the comparable period in 2009, the Company reported a loss from continuing operations of approximately $1.10 million on net sales of approximately $31.9 million.  The net loss from continuing operations for the nine months ended September 30, 2009 includes a non-recurring, non-cash deferred tax benefit of approximately $1.1 million resulting from the reversal of a previously established tax valuation allowance which was no longer required due to the change in the useful life of the Silipos tradename from an indefinite life to a useful life of approximately 18 years effective January 1, 2009.

General and administrative expenses for the nine months ended September 30, 2010 were approximately $5.6 million, or 16.4% of net sales, compared to approximately $5.4 million, or 17.0% of net sales for the nine months ended September 30, 2009, representing an increase of approximately $160,000.  Approximately $124,000 of the increase is related to legal fees.  However, in the nine months ended September 30, 2009, legal fees were reduced by approximately $256,000 as a result of the final judgment and award providing for reimbursement of legal fees incurred by the Company in connection with the Zook arbitration.  In addition, recruiting fees increased by approximately $76,000, insurance expense increased by approximately $26,000 and foreign currency expense increased by approximately $23,000.  These increases were offset by reductions in salaries and rents of approximately $80,000 as a result of our continuing efforts to reduce our corporate overhead structure and amortization of intangible assets of approximately $90,000.

Gray Hudkins, President and Chief Executive Officer, commented:  “We are pleased with the direction of the Company during 2010.  Our primary focus has been to grow the revenues at both Twincraft and Silipos, and we believe that we are seeing the results of these efforts.  We have been successful at attracting new customers and have seen significant revenues from these new customers during the year, particularly at Silipos, and we have been successful at increasing revenues from existing customers as well.  We will continue to focus on expanding our revenue base as we move forward. We also note that the Company has recently experienced increases in the price of soap base, which could adversely affect the Company’s financial results in the future.”

Mr. Hudkins continued: “Furthermore, the Company has retained a consultant to assist us in growing our revenues in our core markets and to explore various strategic alternatives and financing options that are available to us, particularly as they relate to our 5% convertible notes.”

As of September 30, 2010, working capital was approximately $10.8 million, compared to approximately $11.4 million at December 31, 2009, a decrease of approximately $541,000.  The reduction is primarily the result of  increases in accounts payable and accrued expenses of approximately $3.7 million, coupled with a decrease in cash of approximately $1.5 million, offset by increases in accounts receivable of $3.1 million and inventories of approximately $1.7 million as a result of our improved business volumes.

Cash and cash equivalents were approximately $3.1 million at September 30, 2010, as compared to cash and cash equivalents of approximately $4.6 million at December 31, 2009.  The Company used cash of approximately $1.1 million in its operating activities during the first nine months of 2010 and generated an additional $238,000 from escrow that was related to the sale of the Langer branded custom orthotics and related products business in 2008 and approximately $633,000 was used to purchase property, plant, and equipment.  In addition, the Company received approximately $19,000 on our note receivable related to our sale of Langer UK and repaid approximately $36,000 on the Silipos capital lease obligation.

The Company, through its wholly owned subsidiaries Twincraft and Silipos, offers a diverse line of bar soap and other skincare products for the private label retail, medical and consumer markets. Silipos is also a provider of quality medical products to the orthopedic and prosthetic markets.  The Company is based in New York, NY, and has manufacturing facilities in Niagara Falls, NY and Winooski, VT.  You can learn more about us by visiting our website at http://www.pcgrpinc.com.

Forward-looking Statements

This press release includes “forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995. The Company may use words such as "anticipates," "believes," "plans," "expects," "intends," "future," and similar expressions to identify forward-looking statements. These forward-looking and other statements, which are not historical facts, are based largely upon our current expectations and assumptions and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by such forward-looking statements. These risks and uncertainties include, among others, the delisting of our common stock from the Nasdaq Capital Market and actions taken by holders of our common stock in response to this announcement; the willingness of market makers, to continue  to trade the Company's common stock on the Pink Sheets; the history of net losses and the possibility of continuing net losses during and beyond 2010; the current economic downturn and its effect on the credit and capital markets as well as the industries and customers that utilize our products; the risk that any intangibles on our balance sheet may be deemed impaired resulting in substantial write-offs; the risk that we may not be able to raise adequate financing to fund our operations and growth  prospects; risks associated with our ability to repay debt obligations, including the risk that the Company is unable to refinance its 5% Convertible Notes; the cost and expense of complying with government regulations which affect the research,  development and formulation of our products; changes in our relationships with customers; declines in the business of our customers; the loss of major customers;  volatility in the prices of raw materials used in our products;  risks associated with the acquisition and integration of businesses we may acquire;  the risk that we may not find a suitable replacement Chief Financial Officer and Chief Operating Officer;  and other factors described in the “Risk Factors” section of the Company's filings with the Securities and Exchange Commission, including the Company's latest annual report on Form 10-K and most recently filed Forms 8-K and 10-Q, which may be obtained at our web site at www.pcgrpinc.com or the Securities and Exchange Commission’s web site at www.sec.gov.

PC GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations
(Unaudited)

		Three months ended September 30,				Nine months ended September 30,
		2010		2009		2010		2009

Net sales		$11,990,592		$$11,099,494		$$34,174,706		$$31,898,518
Cost of sales		8,433,237		7,551,578		24,214,452		22,584,878
Gross profit		3,557,355		3,547,916		9,960,254		9,313,640

General and administrative expenses		1,871,126		1,699,338		5,594,491		5,434,114
Selling expenses		1,315,533		1,254,932		3,997,469		3,506,132
Research and development expenses		191,288		222,446		646,932		661,618
Operating income (loss)		179,408		371,200		(278,638)		(288,224)

Other expense, net:
Interest income		12,931		10,900		42,087		32,317
Interest expense		(636,466)		(641,237)		(1,915,698)		(1,930,063)
Other		1,040		(8,415)		1,025		5,307
Other expense, net		(622,495)		(638,752)		(1,872,586)		(1,892,439)
Loss from continuing operations before income taxes		(443,087)		(267,552)		(2,151,224)		(2,180,663)
Benefit from income taxes		—		—		—		1,075,200
Loss from continuing operations		(443,087)		(267,552)		(2,151,224)		(1,105,463)
Discontinued Operations:
Income from operations of discontinued subsidiaries		—		—		—		1,674
Income from discontinued operations		—		—		—		1,674
Net loss	$	$(443,087)	$	$(267,552)	$	$(2,151,224)	$	$(1,103,789)

Net loss per common share:
Basic and diluted
Loss from continuing operations	$	$(0.06)	$	$(0.03)	$	$(0.27)	$	$(0.14)
Income from discontinued operations		—		—		—		—
Basic and diluted loss per share	$	$(0.06)	$	$(0.03)	$	$(0.27)	$	$(0.14)
Weighted average number of common shares used in computation of net loss per share:
Basic and Diluted		7,848,774		7,788,774		7,848,774		8,092,313

PC GROUP, INC. AND SUBSIDIARIES

Reconciliation of  EBITDA to Net Loss
(Unaudited)

	For the Nine months ended September 30,
	2010	2009

Net loss	$(2,151,224)	$(1,105,463)
Benefit from income taxes	-	(1,075,200)
Interest expense	1,915,698	1,930,063
Interest income	(42,087)	(32,317)
Depreciation and amortization	1,746,975	1,907,024
EBITDA	$1,469,362	$1,624,107

Notes to Earnings Release

Note 1:  This earnings release contains non-GAAP financial measures.  For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flows of the Company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.  Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.  These non-GAAP financial measures are provided because management of the Company uses these financial measures in maintaining and evaluating the Company’s ongoing financial results and trends.  Management uses this non-GAAP information as an indicator of business performance, and evaluates overall management with respect to such indicators.  These non-GAAP measures should be considered in addition to, not as a substitute for, measures of financial performance prepared in accordance with GAAP.